UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2021 (November 4, 2021)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2021, Shift Technologies, Inc. (the “Company”) announced the voluntary transition of Toby Russell from the Company as its Co-Chief Executive Officer, effective February 1, 2022. Mr. Russell, Co-Founder of the Company, is leaving his position as an officer of the Company to pursue other personal interests, and as of November 4, 2021, Jeff Clementz, President of the Company, assumed the majority of Mr. Russell’s day-to-day operational responsibilities. Mr. Russell will continue to serve after his transition as a non-employee director of the Company until the completion of his current term in 2023, and will also serve in an advisory capacity to the senior management of the Company for a three-month period following his transition to assist with the orderly transition of his duties and responsibilities. George Arison, Co-Founder and Co-Chief Executive Officer of the Company, will become the sole Chief Executive Officer of the Company as of February 1, 2022. Mr. Russell’s transition is not the result of any disagreements over the Company’s business, operations, or strategic direction.

In connection with his forthcoming transition from serving as an officer of the Company, the Company and Mr. Russell entered into a Transition and Separation Agreement on November 4, 2021 (the “Agreement”) that specifies the terms of his transition and the benefits he is eligible to receive. Pursuant to the Agreement, Mr. Russell will be entitled to receive the following benefits: (i) a cash payment equal to his 2022 base salary, payable in equal installments on the Company’s regular payroll cycles, (ii) payment of his 2022 annual bonus, prorated for the number of days employed by the Company in 2022 and determined based on actual performance (with any personal goals considered to be fulfilled), and payable at such time that annual bonuses are otherwise generally paid to employees of the Company, (iii) payment of COBRA premiums for twelve (12) months following February 1, 2022 (to the extent Mr. Russell elects COBRA continuation coverage), less amounts equal to the amount active employees pay for such coverage during such time period, and subject to reduction or elimination if Mr. Russell becomes entitled to duplicative benefits through other employment, and (iv) continued vesting of all outstanding and unvested equity awards as of February 1, 2022 for three months following such date, if any such awards would be eligible to vest by May 1, 2022.

In addition, upon execution of the Agreement and in connection with his February 1, 2022 transition, Mr. Russell will provide a general waiver and release of claims against the Company. Mr. Russell will be subject to certain restrictive covenants following his transition from the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021.

Item 8.01 Other Events.

On November 4, 2021, the Company issued a press release announcing the voluntary transition of Mr. Russell as Co-Founder and Co-Chief Executive Officer, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated November 4, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: November 5, 2021	/s/ George Arison
	Name:	George Arison
	Title:	Co-Chief Executive Officer and Chairman

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